UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Consent Solicitation Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

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DELCATH SYSTEMS, INC.
(Name of Registrant as Specified In Its Charter)

ROBERT B. LADD JONATHAN A. FOLTZ MICHAEL KARPF, M.D. PAUL WILLIAM FREDERICK NICHOLLS FRED S. ZEIDMAN LADDCAP VALUE ASSOCIATES LLC LADDCAP VALUE PARTNERS LP

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Laddcap Value Partners LP
650 Fifth Avenue, Suite 600
New York, NY 10019

September 12, 2006

Dear Fellow Delcath Stockholders:

As you know, Laddcap Value Partners LP (“Laddcap”) is Delcath Systems, Inc. (“Delcath” or the “Company”) largest stockholder. We are currently undertaking a consent solicitation campaign to remove Delcath’s existing directors and to replace them with our slate of nominees.

One of Delcath’s responses to our consent solicitation campaign was to initiate a lawsuit against Laddcap and certain of its affiliates in federal court in the Southern District of New York (No. 06-CV-6420 (LAP)) (the “Lawsuit”). The Lawsuit alleges, among other things, that Laddcap has made a series of material misstatements and omissions in violation of the Securities Exchange Act of 1934. Delcath further alleges that Laddcap has failed to comply with their obligation under the federal securities laws to disclose the identity of and nature of their relationship with persons and entities with whom they are acting together as a group for the purpose of acquiring, holding, voting or disposing of Delcath stock.

Laddcap believes that Delcath’s allegations of material omissions and misrepresentations (the “Allegations”) are without merit; and Laddcap intends to vigorously defend itself against the Allegations. In order for Delcath to prevail in its Lawsuit, Delcath needs to prove its Allegations in court. We are confident that Delcath will be unable to prove its Allegations because Laddcap has neither misrepresented any material fact nor has Laddcap omitted any material information from its definitive consent solicitation statement filed with the Securities and Exchange Commission (“SEC”) on August 17, 2006 (the “Consent Statement”), in any other solicitation materials filed with the SEC, or in any other manner.

Notwithstanding the fact that Delcath has yet to prove its Allegations in court, Delcath has extensively and aggressively publicized the Allegations to Delcath stockholders via (i) Delcath’s own consent revocation statement filed with the SEC on August 21, 2006, (ii) additional solicitation materials filed with the SEC, (iii) a two hour town hall meeting and webcast conducted by Mr. Koly, Delcath’s CEO on September 8, 2006, (iv) postings on Delcath’s website (www.delcath.com), (v) press releases, and (vi) a direct mail campaign to Delcath’s stockholders. Attached as Exhibit A, please find a list of filings (the “Filings”) that Delcath has made with the SEC in which it seeks support from Delcath stockholders in its consent revocation campaign, discloses to Delcath stockholders the Allegations or other matters concerning the consent solicitation. All the Filings are available on the SEC website at www.sec.gov.

In addition to publicizing the Allegations against Laddcap via SEC filings and other means, Delcath has also cooperated with certain mass media outlets to further publicize the Allegations against Laddcap. For example, Mr. Koly, Delcath’s CEO, is quoted in a newspaper article in the Stamford Advocate (September 9, 2006). The quote by Mr. Koly further publicizes one of Delcath’s Allegations that Laddcap is simply seeking to gain control of Delcath to force a sale of the company. This is but one of the Allegations that Delcath has publicized and disclosed, yet it is directly contravened by the facts. Laddcap has stated in its Consent Statement and elsewhere that it does not have a current intention to compel an immediate sale of Delcath should Laddcap be successful in the consent solicitation.

Moreover, some of the facts contained in the Allegations are very different than what Delcath would like you to believe and we have provided below what we believe are correct facts.

While Delcath has already widely publicized the Allegations against Laddcap, we are taking this opportunity to once again disclose some of Delcath’s more notable Allegations. But, are also providing a further explanation, one that is not required pursuant to the securities laws. We are providing this further disclosure of Delcath’s Allegations and Laddcap’s responsive statements so that Delcath’s stockholders can decide for themselves if there is a substantial likelihood that a stockholder would consider it important in deciding how to vote. In other words, each stockholder should decide if there is a substantial likelihood that the disclosure of the Allegations is viewed as having significantly altered the total mix of information made available, and based on such information, whether to support the Laddcap slate or to support Delcath.

With respect to each and every Allegation below, Laddcap does not believe that any of these disclosures are material, because we do not believe that such disclosures would have been viewed by you as having significantly altered the total mix of information made available to you in deciding how to vote. Moreover, the Allegations below have been heavily publicized in the Filings (as to many Allegations, as early as August 7, 2006) and by other means. Kindly review the information previously available to you as well as the information set forth below and decide for yourself whether such information is material.

THE ALLEGATIONS AND LADDCAP’S RESPONSES

Delcath’s Allegations Relating to Paul Nicholls:

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Delcath alleges that Laddcap initially failed to disclose in its consent solicitation materials that Mr. Nicholls filed for Chapter 7 personal bankruptcy in 2002. Delcath further charges that Laddcap has never disclosed that (i) Mr. Nicholls’ bankruptcy petition indicated that Mr. Nicholls had amassed debt of $105,349.75 on 9 credit cards, including credit cards issued by Bloomingdale's, Bergdorf Goodman and Macy's; (ii) Mr. Nicholls’ bankruptcy petition indicated that Mr. Nicholls paid monthly rent of $2,500, but did not report that he resided in a Manhattan apartment building owned in his wife's name; and (iii) the apartment building owned in Mr. Nicholls’ wife's name was appraised in 2004 at $3.6 million.

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Delcath further alleges that Laddcap misled shareholders by stating in its consent solicitation materials that Mr. Nicholls’ bankruptcy filing resulted from Mr. Nicholls’ inability to work because he became ill with cancer. Delcath alleges that Mr. Nicholls ran in 19 New York Road Runners’ Club races in 2002, including a 10K race that Mr. Nicholls ran at a brisk pace of 7 minutes 37 seconds per mile, about a month before he filed for bankruptcy.

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Delcath further alleges that Laddcap failed to disclose that (i) Mr. Nicholls served as the sole paid director of United Cancer Charities, Inc. (“UCCI”), a charitable foundation; (ii) at a charity auction produced by Mr. Nicholls in November 2003, UCCI spent $149,245 to raise $71,511; (iii) in its 2003 tax return filed in July 2005, UCCI reported that the IRS had determined UCCI to be ineligible for tax exempt status; and (iv) UCCI was dissolved after only 15 months because of Mr. Nicholls’ incompetence at fundraising. Delcath further alleges that Laddcap failed to disclose that Mr. Nicholls has worked for Laddcap in the past.

Laddcap’s Response:

The fact of Mr. Nicholls’ bankruptcy was disclosed in our Consent Statement that was delivered to Delcath’s stockholders.

For a period of approximately six months in 2002, Mr. Nicholls’ consulting business struggled and he amassed a large amount of credit card debt. Due to his business difficulties, he had trouble paying his credit card bills on time, and therefore interest and penalties on the credit cards began to multiply.

On or about September 15, 2002, Mr. Nicholls broke his arm. In connection with the treatment of that injury, his doctors discovered that he had cancer. The ensuing medical investigations and extensive tests confirmed a diagnosis of Stage IIIA Multiple Myeloma, a cancer occurring in his bone marrow.

Prior to breaking his arm and being diagnosed with cancer, Mr. Nicholls felt absolutely fine and was able to enjoy his hobby of running. Up until he was diagnosed with cancer, he was able to participate in races with the New York Road Runners’ Club, and in 2002, he ran in 19 New York Road Runners’ Club races, including a 10K race held on August 31, 2002 that he ran at a brisk pace of 7 minutes 37 seconds per mile.

When he learned that he had cancer, Mr. Nicholls realized that he was not going to be able to hold down a job while he battled cancer, and he would be unable to pay off his credit card debt. Mr. Nicholls consulted with a lawyer who advised him to declare personal bankruptcy. Accordingly, on October 8, 2002, Mr. Nicholls filed for personal bankruptcy. In his bankruptcy filing, he disclosed that he had amassed debt of $105,349.75 on 9 credit cards, including credit cards issued by Bloomingdale’s, Bergdorf Goodman and Macy’s.

Mr. Nicholls began his first course of treatment for cancer in December of 2002. He went through an aggressive course of treatment, including chemotherapy, radiation, and stem cell transplant. During the course of his treatment, he realized that many cancer patients were not getting the care they needed. He decided to use his contacts and skills in business development to attempt to raise money for cancer patient care.

Through one of his contacts at Amgen Pharmaceutical, Mr. Nicholls became involved with a cancer charity known as United Cancer Charities, Inc. He was paid a consulting fee by UCCI for attempting to attract sponsors to raise money for the charity. He understood that his title within the company was “Executive Director.” He did not believe that he was a “Director” of the company in the formal corporate sense of the word. In fact, we have obtained a copy of the articles of incorporation of UCCI, and there are three directors listed. Mr. Nicholls is not one of them. We are not aware if these articles have ever been amended.

In November 2003, Mr. Nicholls organized a fundraising event for UCCI. The charity spent approximately $149,245 for the event and was able to raise $71,511 the night of the event. In addition to the money raised at the event, Mr. Nicholls was successful in convincing the drug company Amgen to make a donation of $200,000 in connection with the November 2003 fundraising event. Amgen delivered a $200,000 check to UCCI in February of 2004.

In or about April 2004, Mr. Nicholls determined that he wanted to focus his efforts on another cancer charity organization because UCCI was mainly focused on supporting programs in Idaho, where the company was incorporated. Accordingly, Mr. Nicholls resigned as the Executive Director of UCCI and ceased his affiliation with the company. During the time period that he was involved with UCCI, Mr. Nicholls understood that the charity was seeking a determination by the IRS that it qualified for Section 501(c)(3) status. He was not responsible for and did not have any substantive role in the application process. He did not become aware that UCCI may have been determined to be ineligible for tax exempt status until the filing of the Lawsuit; nor was he aware that UCCI was administratively dissolved in December of 2004, an event that took place months after Mr. Nicholls stopped working for the company. Mr. Nicholls does not know the reason that the company was dissolved. However, he does not believe that the company was dissolved because of the failure of any of his fundraising efforts.

In January of 2006, Mr. Nicholls was engaged by Laddcap on a consulting project. Mr. Ladd requested that Mr. Nicholls attempt to introduce persons and entities in the medical field to Delcath’s product in order to garner support for the product with a view to increasing FDA Phase III Trial sites and patient recruitment. Mr. Nicholls was successful in raising the interest of several hospitals in Delcath’s product. Laddcap paid Mr. Nicholls a single fee of $8,000 in connection with this consulting project.

Mr. Nicholls currently resides in a five floor brownstone in Manhattan. His wife owns 1/3 of the building. Other than the Nicholls’ apartment, the remaining apartments in the building are maintained by Mr. Nicholls’ wife and rented to tenants as a source of income for his wife and her business partner. Each month, Mr. Nicholls pays $2,500 in the form of rent to his wife, which comprises the majority of his contribution to their monthly expenses. Mr. Nicholls disclosed in his bankruptcy filing that he paid monthly rent of $2,500. He did not report that he resided in a building that is partially owned by his wife or the appraised value of the building, because he has no ownership in the building and therefore did not believe that such a disclosure was required. Mr. Nicholls and his wife do not share money; they keep their finances separate.

Delcath’s Allegations Relating to Fred Zeidman:

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Delcath alleges that Laddcap’s consent solicitation materials fail to disclose that (i) Fred Zeidman served on the Audit Committee of Seitel Corporation during each of the seven fiscal quarters for which financial results were restated because of premature revenue recognition on contracts; (ii) the restatement resulted in a reduction of more than $68 million in revenues; (iii) in 2001, Seitel stock peaked at $22.72; (iv) following Seitel's announcement in April 2002 that it would be restating earnings, Seitel’s stock dropped to a low of $0.49 in the fourth quarter of 2002; (v) in March 2003, Seitel’s stock was delisted from trading on the New York Stock Exchange; and (vi) in July 2003, Seitel went into bankruptcy. Delcath further alleges that Laddcap failed to disclose that Mr. Zeidman was named as a defendant in seven shareholder derivative suits relating to the accounting issues that led to the restatement.

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Delcath further alleges that Laddcap’s consent solicitation materials fail to disclose that Mr. Zeidman is Chairman of the Board of Directors of Emerge Capital Corporation, a company that has twice in 2006 been forced to admit that it has significant deficiencies in its accounting processes constituting material weaknesses as defined by the Public Company Accounting Oversight Board. Those weaknesses resulted in the company improperly accounting for financial transactions on the books of a predecessor company with whom it merged in August 2005, and forced the combined company in May 2006 to restate its consolidated financial statements for fiscal year 2004 and interim periods in 2004 and 2005. Delcath further claims that the material weaknesses in the company's accounting procedures were exacerbated by the failure of Emerge’s board members to hire a full time CFO until June 2006.

Laddcap’s Response:

Mr. Zeidman was appointed Chairman of the Board of Directors of Seitel in 2002 specifically to lead a restructuring effort. When he was first appointed as Chairman of the Board of Seitel, its market capitalization was under $15 million. Since he became Chairman of the Board, Seitel has been successfully shepherded through a financial restructuring that included Seitel filing for bankruptcy. Following extensive negotiations, every pre-petition creditor of Seitel was paid 100% of their claim.

Seitel is once again a publicly traded stock on the OTC bulletin board. In addition, Seitel’s stock price has bounced back to $3.85 per share as of September 8, 2006, and the company has a current market capitalization of nearly $600 million. On August 8, 2006, Seitel announced that its revenue has grown 35% year on year and its net income is 86% higher than the first quarter of 2006.

The fact of Mr. Zeidman serving on the Board of Emerge Capital Corporation was disclosed in our Consent Statement that was delivered to Delcath’s stockholders.

Delcath’s Allegations to Relating to Jonathan Foltz:

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Delcath alleges that Laddcap has failed to disclose the alleged arrangement or understanding which induced Jonathan Foltz to resign from Delcath to join Laddcap’s slate of directors. Delcath claims that it “defies belief” that Mr. Foltz would have resigned from Delcath after 14 years without any understanding with us regarding future employment. In addition, Delcath claims that we fail to explain how Mr. Foltz can “step in to manage the affairs of Delcath” when there is currently a Connecticut state court injunction prohibiting Mr. Foltz from “disclosing, disseminating and/or using” any non-public company information.

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Delcath further alleges that Laddcap has failed to disclose that Mr. Foltz engaged in the “unauthorized destruction of information on his Delcath work computer just before his resignation.” In addition, Delcath claims that prior to his resignation on July 27, 2006, Mr. Foltz provided non-public company information to Laddcap. Delcath claims that Laddcap’s consent solicitation materials contain information that was proprietary to the Company and known only by a few individuals, including Mr. Foltz.

Laddcap’s Response:

From 2001 until July 27, 2006, Mr. Foltz was an independent consultant who worked three days a week for Delcath and devoted his remaining time to other business. He ceased providing services as a consultant to Delcath on July 27, 2006.

Prior to July 27, 2006, Mr. Foltz had no understanding whatsoever with Laddcap concerning his future employment with Delcath, other than the fact that he agreed to be included in the slate of directors proposed by Laddcap in its consent solicitation campaign.

Laddcap has orally agreed to reimburse Mr. Foltz for certain legal fees he incurs as a result of the lawsuit brought against him by Delcath in Connecticut State court. Additionally, Laddcap has orally agreed to pay him, over a two-month period, a consulting fee totaling $40,000 and to reimburse him a total of $1,800 for certain office expenses. On August 1, 2006 and August 10, 2006, Laddcap paid $20,000 and $1,800 respectively as partial payments for these consulting fees and expenses. Mr. Foltz is expected to consult with Laddcap on the medical device industry, to review certain public filings and to consult on the capital markets.

Mr. Koly (Delcath’s current President and CEO) has indicated in the Delcath’s public filings that he would quit as an employee of Delcath should the current board be removed. If this consent solicitation is successful and Mr. Koly quits as he stated he would, Mr. Foltz has indicated that he would be willing to immediately step in to manage the affairs of Delcath on an interim or permanent basis as the new board may determine. Ultimately, the new board will have the authority and duty to manage the affairs of Delcath as it deems to be in the best interests of Delcath and its stockholders.

In February 2006, which was approximately six months before Mr. Foltz ceased providing services for Delcath, Delcath was considering donating some surplus personal computers to local schools. Mr. Foltz was offered the opportunity to try out a so-called erasure software program for a limited period for free by a software vendor. He tried it out on the computer that was assigned to him and only on that one. He experimented with it by deleting some obsolete document drafts. He did not delete any other materials. This process was completed with the knowledge and consent of Delcath’s CEO, M.S. Koly, who was concerned about the unintended sharing of confidential information if the computer was donated to charity. When the trial period ended for the free software, he allowed it to lapse. To the best of Mr. Foltz’s knowledge, the computer was no longer operable when he left the Company. The forensic computer expert that was hired by Delcath in the Connecticut litigation has submitted an affidavit that confirms that Mr. Foltz used the “eraser” program on his computer in February 2006 -- six months before he resigned from Delcath.

Moreover, Mr. Foltz does not believe that he has ever provided any trade secrets or confidential information of Delcath to anyone, including Laddcap.

Delcath’s Allegations Relating to Michael Karpf, M.D.:

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Delcath alleges that Laddcap’s consent solicitation materials fail to disclose the financial woes that the UCLA hospital system suffered while Michael Karpf, M.D. served as the University’s Vice Provost from 1996 to 2003. Delcath alleges that according to The Wall Street Journal, between 1998 and 2000, the net income of the UCLA hospital system dropped from $51 million to less than $5 million. In 2002, despite being the largest medical system in the University of California chain, UCLA reported net income of only $7.2 million as compared with $36.5 million for Irvine, $35.3 million for Davis, $30.3 million for San Diego and $29.0 million for San Francisco. Despite these poor financial results, UCLA awarded bonuses totaling about $1.4 million to top hospital officials between 2000 and 2004. Dr. Karpf’s base salary in 2002 was $436,600, higher than his counterparts at the other University of California medical systems. In October 2002, The Hunter Group was hired to conduct a review of the UCLA hospital system. In March 2003, UCLA announced that it had received a preliminary report from The Hunter Group recommending that the UCLA hospital system overhaul its unprofitable clinics and reduce staff by 475 positions. By October 2003, Dr. Karpf had left the UCLA hospital system for the University of Kentucky.

Laddcap’s Response:

Laddcap does not believe that any of these disclosures concerning Dr. Karpf’s service as the Vice Provost of the UCLA hospital system are material, because we do not believe that such disclosures would have been viewed by you as having significantly altered the total mix of information made available to you in deciding how to vote. Moreover, the above Allegations have been publicized in the Filings and by other means. Kindly review the information previously available to you as well as the information set forth above and decide for yourself whether such information is material.

Delcath’s Allegations Relating to Robert Ladd:

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Delcath alleges that Laddcap failed to disclose the performance of the hedge fund run by Robert Ladd. Delcath notes that the annual return in 2004 for the Laddcap fund was 0.7%, whereas the annual return in 2004 for the S&P SmallCap 600 was 21.59%. The annual return in 2005 for the Laddcap fund was -1.7%, whereas the annual return in 2005 for the S&P SmallCap 600 was 6.65%.

Laddcap’s Response:

Laddcap does not believe that any of these disclosures are material, because we do not believe that such disclosures would have been viewed by you as having significantly altered the total mix of information made available to you in deciding how to vote. Moreover, the above Allegations have been publicized in the Filings and by other means. Kindly review the information previously available to you as well as the information set forth above and decide for yourself whether such information is material.

Delcath’s Allegations Relating to Investment Bank Valuation

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Delcath alleges that Laddcap has failed to disclosed in its consent solicitation materials that the two investment banks from whom they obtained a valuation of the Company were neither independent nor experienced. Delcath further alleges that Laddcap failed to disclose any of the underlying assumptions and projections that were relied upon in making the valuation. In addition, Delcath alleges that the Laddcap did not disclose that after issuing the valuation, one of the investment banks, Fulcrum, accumulated at least 32,600 shares of Delcath stock in advance of the July 27, 2006 record date for the Laddcap consent solicitation to remove Delcath’s directors.

Laddcap’s Response:

While Laddcap’s prior proxy solicitation materials -- which were disseminated in connection with Laddcap’s proxy solicitation conducted in connection with Delcath’s annual meeting in June 2006 -- did contain a valuation calculated by these two firms, such valuation is nowhere mentioned in Laddcap’s current consent solicitation materials including its Consent Statement. Accordingly, such valuation is not part of the materials that have been disseminated to Delcath’s stockholders in this consent solicitation process.

Moreover, notwithstanding that the valuation is not included in Laddcap’s consent solicitation materials, the valuation itself explicitly sets forth (i) the information that was reviewed in arriving at the valuation (ii) the analyses that were performed to arrive at the valuation and (iii) the factors that were considered to arrive at the valuation. In addition, the letter setting forth the valuation sets forth in explicit detail the assumptions, qualifications and limitations of the valuation. Accordingly, Delcath’s Allegations that Laddcap failed to disclose any of the underlying assumptions and projections that were relied upon in making the valuation are not accurate.

In addition, Laddcap disputes the allegation that the two firms that completed the valuation were not experienced or independent. Indeed, Laddcap hired these firms to complete the valuations because it was familiar with the principals at the firms and knew that the individuals who would be overseeing the completion of the valuation had many years of experience in investment banking. Moreover, other than retaining them to do the valuation work, Laddcap has made no promises to or agreements whatsoever with either of these firms on any other matter involving Delcath.

The Allegations Relating to Laddcap’s Discussions With The Company:

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Delcath alleges that Laddcap’s consent solicitation materials falsely represent that Delcath “rejected” the Laddcap’s efforts to “engage in a meaningful dialogue” and mischaracterize the discussions between Mr. Ladd and Mr. Koly which led to the Laddcap agreement to withdraw their demand for a special shareholder meeting to vote on a proposal to remove Delcath’s directors.

Laddcap’s Response:

Laddcap’s disclosure regarding its discussions with Delcath is accurate. Indeed, since October 2005, Laddcap wrote to Delcath and Mr. Koly on numerous occasions with observations and suggestions on how the affairs of Delcath can be better managed. Laddcap never received an answer to any of these letters. Moreover, Laddcap has tried on numerous occasions, to schedule a meeting with Mr. Koly. For example, in December 2005, a meeting between Laddcap and Mr. Koly was scheduled but only on the condition, imposed by Mr. Koly, that Laddcap execute a confidentiality agreement that provided, among other things, that Laddcap pay Delcath $50,000 in liquidated damages should the confidentiality agreement be breached in any respect. Obviously, Laddcap could not execute such an onerous confidentiality agreement, thereby precluding any meeting or meaningful dialogue with Mr. Koly. Therefore, because of Delcath’s refusal to engage in a constructive dialogue, Laddcap was left with no choice but to state publicly its frustrations concerning Delcath via its proxy solicitation in June 2006 in connection with Delcath’s annual meeting.

In addition, shortly after the annual meeting in June 2006 -- at which approximately 59% of the shares actually voted by Delcath stockholders were voted to withhold support for Messrs. Corigliano and Nevins for re-election as directors -- Laddcap approached Delcath with a simple proposition: remove Mark Corigliano, Victor Nevins and Daniel Isdaner as directors and replace them with three mutually agreeable independent directors with professional experience from which Delcath can draw as it looks toward FDA approval of its delivery system. Mr. Ladd and Mr. Koly exchanged phone calls during a two-week period and discussed the proposal and various modifications proposed by Mr. Koly. Mr. Ladd considered Mr. Koly’s counter-proposals, which consisted of adding two new director posts to the Board, but ultimately concluded that Mr. Koly’s proposals were lacking in substance. In their last conversation, on or about June 27, 2006, regarding the composition of the Board, Mr. Koly stated for the first time to Mr. Ladd that his preferred course of action was approved by the current Board and that Delcath would not agree to have new independent directors replace any of Delcath’s current directors. Instead, the current Board would at some unspecified point in the future nominate and elect two additional independent directors. Mr. Koly thus refused to budge and stood by his current Board, and in particular, Messrs. Corigliano and Nevins, even though over half of Delcath’s stockholders essentially gave a vote of no-confidence to them at the annual meeting.

Laddcap made many efforts to engage in a constructive dialogue with Delcath, and Delcath effectively rejected these efforts. The history of these interactions is fully disclosed in Laddcap’s Consent Statement and other solicitation materials. Accordingly, Delcath’s Allegation that Laddcap mischaracterized its discussions with the Company is not accurate.

The Allegations Relating to Laddcap’s Motive For The Consent Solicitation:

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Delcath also alleges that Laddcap’s consent solicitation material is materially misleading because it allegedly fails to disclose Laddcap’s underlying motive for undertaking the consent solicitation. Delcath claims that Laddcap’s consent solicitation is “but another step in the Ladd Defendants’ continuing campaign to force a sale of the Company so that they can extract a quick profit and boost the short-term performance of the under-performing Laddcap hedge fund.”

Laddcap’s Response:

As fully disclosed in Laddcap’s Consent Statement and elsewhere, Laddcap’s motive for the consent solicitation is not an immediate sale of Delcath, but rather the election of a new slate of directors who have the experience and skills necessary to properly manage the Company. While Laddcap had recommended Delcath’s engagement of an investment banking firm, such recommendation did not mean that it wants an immediate sale of Delcath. Rather, Laddcap believes that Delcath’s current Board lacks any material independent experience regarding public companies and/or the medical device industry. Accordingly, Laddcap contends that gaining the perspective of qualified financial and medical device industry professionals would provide Delcath’s directors with information and options that it otherwise would not be provided.

Moreover, the fact that Laddcap previously put forward a precatory stockholder proposal to retain an investment banking firm -- which proposal was approved by 60% of the shares actually voted by Delcath’s stockholders -- does not mean that the Board is compelled to sell or merge Delcath immediately or at any time in the future. Rather, the engagement of an investment bank would merely allow Delcath and the Board to be provided with expert advice. Laddcap believes that the cost/benefit ratio of retaining such a firm would manifest itself in many ways, including more favorable capital raising opportunities, more visibility with research analysts, and more visibility within the medical device industry.

The Allegations Relating to the Supposed “Groups” Under Section 13(d):

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Delcath alleges that Laddcap has failed to disclose the group of persons and entities with whom Laddcap is acting together for the purpose of acquiring, holding, voting or disposing of Delcath stock, including the nature of our relationship with (i) John Codling, an individual who allegedly stated that he represents in excess of 15% of the outstanding shares of Delcath stock and, with Mr. Ladd, “controls the entire float” of Delcath stock; (ii) Fulcrum Global Partners LLC, one of the investment banks that issued a valuation of the Company in connection with Laddcap’s proxy solicitation for the 2006 annual meeting, which allegedly accumulated at least 32,600 shares of Delcath stock in advance of the record date for the Ladd Defendants’ consent solicitation to remove Delcath’s directors; and (iii) Thomas Mowry, a Delcath shareholder who has indicated that he is acting as an “unofficial representative” and “proxy” for Mr. Ladd, in order to avoid triggering a distribution of rights under the Company’s Rights Agreement that would significantly undermine their efforts to seize control of the Company.

Laddcap’s Response:

Laddcap has no understanding or agreement, formal of informal, with Mr. Codling, Fulcrum or Mr. Mowry or any other person regarding the acquiring, holding, voting or disposing of Delcath stock.

Mr. Codling is a broker. He is one of the many brokers that Mr. Ladd speaks to every business day. While Mr. Codling and Mr. Ladd may be like-minded with respect to the best way to enhance Delcath stockholder value, they have never entered into any understanding or agreement, formal or informal, regarding the acquiring, holding, voting or disposing of Delcath stock.

Fulcrum is one of the investment banks that Laddcap hired to perform a valuation of the Company in connection with Laddcap’s proxy solicitation for the annual meeting in June. That is the only arrangement, understanding or agreement, formal or informal associated with Delcath, that has ever been made between Fulcrum and Laddcap. There is no agreement or understanding whatsoever regarding the acquiring, holding, voting or disposing of Delcath stock.

Finally, Mr. Ladd has never even met Thomas Mowry. Mr. Ladd and Mr. Mowry have spoken on the telephone, and Mr. Mowry and Mr. Ladd often agree with respect to the best way to enhance stockholder value for Delcath. However, Mr. Ladd has never entered into any type of agreement or understanding with Mr. Mowry regarding the acquiring, holding, voting or disposing of Delcath stock. Moreover, the evidence which Delcath relies on to claim that Laddcap and Mr. Mowry are acting together as a group explicitly disclaims such relationship. The e-mail is dated December 13, 2005, and in the e-mail, Mr. Mowry explicitly states that “I do not represent Robert Ladd as a legal entity, and have only been given permission to solicit as an unofficial representative of a potential meeting of common shareholders of DCTH.” This e-mail is dated more than seven months before Laddcap initiated its consent solicitation.

RIGHT TO REVOKE

IN CONNECTION WITH OUR CONSENT SOLICITATION, PLEASE NOTE THAT EXECUTED WRITTEN CONSENTS MAY BE REVOKED AT ANY TIME, PROVIDED THAT A WRITTEN, DATED REVOCATION THAT CLEARLY IDENTIFIES THE CONSENT BEING REVOKED IS EXECUTED AND DELIVERED TO THE ALTMAN GROUP, INC. AT 1200 WALL STREET WEST, 3RD FLOOR, LYNDHURST, NJ 07071 PRIOR TO THE TIME THAT THE LADDCAP PROPOSALS BECOME EFFECTIVE UNDER THE DELAWARE GENERAL CORPORATION LAW. A REVOCATION MAY BE IN ANY WRITTEN FORM VALIDLY SIGNED BY THE RECORD HOLDER AS OF THE RECORD DATE AS LONG AS IT CLEARLY STATES THAT THE WRITTEN CONSENT PREVIOUSLY GIVEN IS NO LONGER EFFECTIVE.

 Thank you.

 LADDCAP VALUE PARTNERS LP

                                 By: ___________________________________
Robert B. Ladd, in his capacity as the
managing member of Laddcap Value
Associates LLC, the general partner of
Laddcap Value Partners LP

In connection with our consent solicitation, on August 17, 2006 we filed a definitive consent solicitation statement with the Securities and Exchange Commission (the “SEC”). In addition, we may file other consent solicitation materials regarding this consent solicitation. STOCKHOLDERS ARE URGED TO READ THE DEFINITIVE CONSENT SOLICITATION STATEMENT BECAUSE IT CONTAINS IMPORTANT INFORMATION. Definitive consent solicitation statements and blue consent cards have been mailed to Delcath stockholders. Stockholders are also able to obtain a free copy of the definitive consent solicitation statement at the SEC’s website, www.sec.gov. The definitive consent solicitation statement may also be obtained free of charge from our offices by contacting us via the contact information set forth above.

Exhibit A

Delcath’s Filings as of September 11, 2006

Date of Filing	SEC Form Type	Description of SEC Form
7/28/2006	8-K	Current report, items 8.01 and 9.01
8/7/2006	DEFA14A	Additional definitive proxy soliciting materials and Rule 14(a)(12) material
8/7/2006	DEFA14A	Additional definitive proxy soliciting materials and Rule 14(a)(12) material
8/7/2006	PRE 14C	Other preliminary information statements
8/7/2006	PRE 14C	Other preliminary information statements
8/7/2006	PREC14A	Preliminary proxy statements, contested solicitations
8/8/2006	DEFA14A	Additional definitive proxy soliciting materials and Rule 14(a)(12) material
8/14/2006	DEFA14A	Additional definitive proxy soliciting materials and Rule 14(a)(12) material
8/15/2006	PRER14A	Preliminary Proxy Soliciting materials
8/16/2006	8-K	Current report, item 8.01
8/16/2006	DEFA14A	Additional definitive proxy soliciting materials and Rule 14(a)(12) material
8/21/2006	DEFA14A	Additional definitive proxy soliciting materials and Rule 14(a)(12) material
8/21/2006	DEFA14A	Additional definitive proxy soliciting materials and Rule 14(a)(12) material
8/21/2006	DEFC14A	Definitive proxy statement, contested solicitations
8/22/2006	DEFA14A	Additional definitive proxy soliciting materials and Rule 14(a)(12) material
8/22/2006	DEFA14A	Additional definitive proxy soliciting materials and Rule 14(a)(12) material
8/23/2006	DEFA14A	Additional definitive proxy soliciting materials and Rule 14(a)(12) material
8/25/2006	DEFA14A	Additional definitive proxy soliciting materials and Rule 14(a)(12) material
8/31/2006	DEFA14A	Additional definitive proxy soliciting materials and Rule 14(a)(12) material
9/6/2006	8-K	Current report, items 8.01 and 9.01
9/6/2006	DEFA14A	Additional definitive proxy soliciting materials and Rule 14(a)(12) material
9/6/2006	DEFA14A	Additional definitive proxy soliciting materials and Rule 14(a)(12) material
9/7/2006	DEFA14A	Additional definitive proxy soliciting materials and Rule 14(a)(12) material
9/8/2006	DEFA14A	Additional definitive proxy soliciting materials and Rule 14(a)(12) material
9/8/2006	DEFA14A	Additional definitive proxy soliciting materials and Rule 14(a)(12) material
9/8/2006	DEFA14A	Additional definitive proxy soliciting materials and Rule 14(a)(12) material

Source: www.sec.gov